Exhibit 5.4

150 Third Avenue South, Suite 2800

Nashville, TN 37201

(615) 742-6200

September 11, 2013

ADS Waste Holdings, Inc.

90 Fort Wade Road

Ponte Vedra, Florida 32801

Re: Registration Statement on Form S-4 of ADS Waste Holdings, Inc.

Ladies and Gentlemen:

We have acted as special Tennessee counsel to Eco-Safe Systems, LLC, a Tennessee limited liability company (the “Tennessee Guarantor”), in connection with the preparation and filing by ADS Waste Holdings, Inc., a Delaware corporation (the “Company” and the parent of the Tennessee Guarantor), of a registration statement on Form S-4 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of the Company’s 8 1⁄4% Senior Notes due 2020 (the “Exchange Notes”) and the full and unconditional guarantees, on a senior unsecured basis, as to the payment of principal and interest on the Exchange Notes (the “Exchange Note Guarantees”) by each of the entities listed in the Registration Statement as guarantors, which includes the Tennessee Guarantor (the “Guarantors”). Pursuant to the prospectus forming a part of the Registration Statement (the “Prospectus”), the Company is offering to exchange (the “Exchange Offer”) up to $550,000,000 aggregate principal amount of Exchange Notes for a like amount of its outstanding 8 1⁄4% Senior Notes due 2020 issued on October 9, 2012 (the “Old Notes”), which have not been registered under the Securities Act, and to exchange the Exchange Note Guarantees for the full and unconditional guarantees, on a senior unsecured basis, as to the payment of principal and interest on the Old Notes by the Guarantors. The Exchange Notes and the Exchange Note Guarantees will be registered under the Securities Act as set forth in the Registration Statement and will be issued upon consummation of the Exchange Offer pursuant to an indenture, dated as of October 9, 2012 (as amended and supplemented, the “Indenture”), among ADS Waste Escrow Corp. and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

In our capacity as counsel to the Tennessee Guarantor, we have reviewed originals or copies of the following documents:

(a)	The Indenture, including the Exchange Note Guarantees

(b)	A specimen of the Exchange Notes.

The documents described in the foregoing clauses (a) and (b) are collectively referred to herein as the “Opinion Documents.”

bassberry.com

ADS Waste Holdings, Inc.

September 11, 2013

We have also examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth. As to factual matters, we have assumed the correctness of and relied upon the recitals, statements, representations and warranties of the parties contained in the Indenture and in certificates provided pursuant to or in connection with the Indenture or otherwise provided to us, and we have made no independent inquiries or investigations. For purposes of the opinion on the existence and good standing of the Tennessee Guarantor, we have relied solely upon the certificate of existence issued by the Tennessee Secretary of State on August 29, 2013.

In making such examination and in expressing our opinions, we have further assumed, without investigation or inquiry:

(a) the due organization and existence of all parties to the Indenture, except to the extent that we express an opinion in Paragraph 1 below regarding the existence of the Tennessee Guarantor,

(b) the due execution and delivery of the Indenture by the parties thereto, in substantially the form submitted to us, duly completed in a full, accurate and consistent manner, except to the extent that we express an opinion in Paragraph 3 below regarding the execution and delivery of the Indenture by the Tennessee Guarantor,

(c) the due authorization of the Indenture by all parties thereto, except to the extent that we express an opinion in Paragraph 4 below regarding the authorization of the Indenture by the Tennessee Guarantor,

(d) that each of the parties to the Indenture has the legal right, power and authority to enter into the Indenture and to consummate the transactions contemplated thereby, except to the extent that we express an opinion in Paragraph 2 below regarding the power and authority of the Tennessee Guarantor,

(e) that all signatures on any executed documents furnished to us are genuine, all original documents submitted to us are authentic originals and all certified or other reproductions of documents submitted to us conform to the original documents,

(f) that the Indenture has been put out of the possession of the Tennessee Guarantor and into the possession of an authorized representative of the other party or parties thereto with the intent to create an immediately binding contractual obligation, and

(g) that Advanced Disposal Services Tennessee, LLC is authorized to execute the Opinion Documents on behalf of the Tennessee Guarantor.

Based upon the foregoing and subject to the assumptions, limitations and qualifications herein set forth, we are of the opinion that:

1. The Tennessee Guarantor is an existing Tennessee limited liability company in good standing under the laws of Tennessee.

2. The Tennessee Guarantor has the necessary limited liability company power and authority to enter into and perform its obligations under the Opinion Documents.

ADS Waste Holdings, Inc.

September 11, 2013

3. The Indenture has been duly executed and delivered by the Tennessee Guarantor.

4. The execution and delivery of the Indenture and the performance by the Tennessee Guarantor of the Opinion Documents to which it is a party has been duly authorized by all necessary limited liability company action on the part of the Tennessee Guarantor; provided that we express no opinion as to (a) compliance with Section 48-249-306 of the Tennessee Revised Limited Liability Company Act insofar as the incurrence of obligations by the Tennessee Guarantor pursuant to or in connection with the Indenture may be deemed to be a distribution by the Tennessee Guarantor, or (b) the authorization by the Tennessee Guarantor of any obligation of the Tennessee Guarantor with respect to any Additional Notes (as defined in the Indenture).

The opinions expressed herein are limited to the laws of Tennessee and are being rendered to you in connection with the Exchange Offer.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations promulgated thereunder. Subject to the foregoing, this opinion letter is furnished to you and may be relied upon by Shearman & Sterling LLP in connection with the Exchange Offer and the filing of the Registration Statement.

Very truly yours,

/s/ Bass, Berry & Sims PLC
Bass, Berry & Sims PLC

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